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                                                                    EXHIBIT 10.3

                      ANNUAL INCENTIVE COMPENSATION PLAN
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     The Company adopted the Annual Incentive Compensation Plan (bonus plan), effective January 1, 1997 on a fiscal year basis. The plan shall be an annual short-term incentive plan. Participants shall consist of the executive officers of the Company and its principal operating subsidiaries, and other designated management employees. The bonus plan shall be based on the annual operating plan of the Company, developed after discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses shall be based on attaining a specific goal of operating income, and shall be paid following the end of the fiscal year as of a date to be designated by the officers of the Company. Such goal shall be set from year to year, at the beginning of each year, upon management recommendation and approval by the Board, and shall incorporate, in a manner to be determined at the discretion of the Board, a minimum goal of long-term growth in operating income of 15% per year compounded.

     "Operating income" shall be computed in the same manner as disclosed in the Company's annual report subject to extraordinary charges or expenses, if any, resulting from the initial public offering of the Company.

     The president and CEO, with the approval of the Board, at his discretion may adjust operating income for the calculation of achievement of the goal for extraordinary, non-recurring events beyond the control of the Company which otherwise distorts operating income for this purpose, including, but not limited to, special tax and accounting charges or the acquisition and disposition of businesses.

     Participating Chicago Bridge & Iron Company employees shall include all executive officers, senior managers, and selected managers and employees in key positions.

     A target bonus amount, expressed either in dollars or as a percent of pay, shall be established for each participating employee at the beginning of each fiscal year based on

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position, responsibilities and grade level, as determined in the discretion of the officers of the Company.

     Bonuses paid shall be earned from two sources - achievement of the corporate operating income goal and a discretionary portion. A percentage of target bonus opportunity shall be allocated to each bonus source as follows: 70% to the income goal, 30% to the discretionary portion.

     Achievement of the Company's operating income goal shall earn 100% of the portion of the target bonus allocated to such goal. No bonus shall be earned unless the actual operating income is at least 75% of the goal. A maximum bonus of 200% of the target will be earned for achievement of 125% of the goal.

     The discretionary bonus shall be determined by the management's evaluation of individual performance (the Compensation Committee of the Board, in the case of the CEO).

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